UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

BOSTON OMAHA CORPORATION

(formerly known as REO PLUS, INC.)

(Exact name of registrant as specified in its Charter)

Delaware	27-0788438
(State or other jurisdiction of Incorporation)	(IRS Employer Identification Number)

292 Newbury Street, Suite 333

Boston, Massachusetts 02115

(857) 256-0079

(Address and telephone number of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common stock, par value $0.001 per share	NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-216040

Securities to be registered pursuant to Section 12(g) of the Act:

________________________________

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

Our authorized capital stock consists of (i) 20,000,000 shares of common stock, par value $0.001 per share, of which 18,838,884 shares are designated “Class A common stock” and 1,161,116 shares are designated “Class B common stock”, and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share. Only our Class A common stock shall be registered pursuant to this Current Report on Form 8-A, and not the Class B Common Stock.

Holders of record of Class A common stock will be entitled to receive dividends when and if declared by our board of directors, out of funds legally available therefor. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, each holder of Class A common stock will be entitled to receive, along with holders of Class B common stock and preferred stock, his, her or its pro rata portion of the assets available for distribution. The Class A common stock has no associated preemptive, subscription or conversion rights and is not subject to any redemption or sinking fund provisions. There is no right to cumulative voting in election of directors. There are no provisions discriminating against any existing or prospective holder of Class A common stock as a result of such holder owning a substantial amount of securities.

The Class A common stock is identical to the Class B common stock with respect to all rights and privileges, except that (i) the Class B common stock is convertible into shares of Class A common stock at a 1:1 ratio; (ii) each share of Class B common stock is entitled to 10 votes in connection with stockholder votes, while each share of Class A common stock is entitled to 1 vote; and (iii) certain directors are elected exclusively by the holders of Class B common stock as a separate class. For a description of the rights of the Class B common stock that are superior to the rights of the Class A common stock, see the disclosure contained in Item 5.03 of our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 24, 2015 (SEC file No. 333-170054) and which is incorporated by reference herein (the “June 2015 8-K”). At the time of filing of the June 2015 8-K, our Class B common stock was designated as “Class A common stock” and our Class A common stock was designated as our general “common stock.”

An Amended and Restated Voting and First Refusal Agreement also governs elections of directors by holders of the Class B common stock and certain automatic conversions of Class B common stock into Class A common stock. The description of the Amended and Restated Voting and First Refusal Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Voting and First Refusal Agreement, which is attached to this Current Report on Form 8-A as Exhibit 4.1 and is incorporated by reference herein.

Our Second Amended and Restated Certificate of Incorporation contains provisions requiring the consent of all directors elected by the holders of Class B common stock prior to taking certain actions, including without limitation any action to liquidate, dissolve or wind up the business, or effect any merger, consolidation or other deemed liquidation event. The description of the Second Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to the full text of the Second Amended and Restated Certificate of Incorporation, which is attached to this Current Report on Form 8-A as Exhibit 3.1 and is incorporated by reference herein.

Item 2. Exhibits

List below all exhibits filed as a part of the registration statement:

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2017.

4.1	Amended and Restated Voting and First Refusal Agreement, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2017.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BOSTON OMAHA CORPORATION (Registrant)

By:	/s/ Alex B. Rozek
Alex B. Rozek, Co-Chief Executive Officer

Date: June 13, 2017

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